                                                                     Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER dated as of March 8, 1999,
among SLM HOLDING CORPORATION, a Delaware corporation ("Parent"), EMRG ACQUISITION CORPORATION, a Delaware corporation ("Sub"), and a wholly-owned subsidiary of Parent, and ELECTRONIC MARKETING RESOURCE GROUP, INC., a Nebraska corporation (together with its subsidiaries and affiliates, the "Company").

                  WHEREAS, as necessary, the respective senior managements and Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, to effect such acquisition, the respective senior managements and Boards of Directors of Parent, Sub and the Company have approved the merger of the Company into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each 11.79 issued and outstanding shares of common stock, par value $0.10 per share, of the Company, of each 11.79 shares of the Company's Series A Preferred Stock, par value $0.10 per share, and of each 11.79 shares of the Company's Series B Preferred Stock, par value $0.10 per share (all such shares, collectively, the "Company Stock"), other than shares owned directly or indirectly by the Company, will be converted into the right to receive either one share of common stock, par value $0.20 per share, of Parent ("Parent Common Stock") or cash in the amount of $37.625, as described below; and

                  WHEREAS, concurrently with the execution hereof, in order to induce Parent and Sub to enter into this Agreement, David T. Waldron, Terry H. Sinnard, John S. Hagood, The Development Council and certain other stockholders of the Company are entering into a Voting Agreement (the "Voting Agreement") with Parent and Sub pursuant to which such stockholders have agreed, among other things, to vote their shares of Company Stock in favor of this Agreement and the Merger; and

                  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:


         ARTICLE I

         THE MERGER

                  SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and, to the extent required, the Nebraska Business Corporation Act ("NBCA"), the Company shall be merged with and into Sub at the Effective Time (as hereinafter defined).


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Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation"), shall change its name at the Effective Time to "Electronic Marketing Resource Group, Inc." and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

                  SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. (EST) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date"), at the offices of Parent at 11600 Sallie Mae Drive, Reston, Virginia 20193, unless another date or place is agreed to in writing by the parties hereto.

                  SECTION 1.03. EFFECTIVE TIME. As soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and the NBCA and shall make all other filings or recordings required under the DGCL and NBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                  SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and the By-laws of Sub as in effect at the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  SECTION 1.06. DIRECTORS. The directors of Sub at the Effective Time and the person(s) listed in Schedule 1.06, shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.07. OFFICERS. The officers of the Company at the Effective Time shall be (as set forth in Schedule 1.07) shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


         ARTICLE II

         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
         CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of Sub:


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                  (a) CANCELLATION OF TREASURY STOCK. Each share of Company
Stock that is issued and held in the treasury of the Company or is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

                  (b) CONVERSION OF COMPANY STOCK. (i) Subject to Sections 2.01(d) and 2.02(e), each 11.79 issued and outstanding shares of Company Stock (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive, subject to the provisions of Section 8.05, either cash in the amount of $37.625 or one fully paid and non-assessable share of Parent Common Stock; PROVIDED, HOWEVER, that solely with respect to shares of Company Stock issuable upon the exercise of options therefor outstanding on the date of this Agreement, all rights to exercise such options and all rights appertaining thereto under this Agreement shall continue for a period of thirty
(30) days following the adoption of this Agreement by the shareholders of the Company or until the Effective Time, whichever shall first occur, and any shares issued pursuant to options exercised within that period shall be converted in accordance with this Section 2.01(b). Shareholders shall receive cash (calculated at $37.625 per whole share of Parent Common Stock) in lieu of fractional shares of Parent Common Stock resulting from the foregoing calculation. The Company agrees that (i) The Development Council shall have waived redemption of the Company Preferred Stock owned by it and agreed to exchange such shares pursuant to this section; and (ii) at least 51 percent of the issued and outstanding shares of Company Stock shall be exchanged for Parent Common Stock.


         (ii) As of the Effective Time, all such shares of Company Stock exchanged pursuant to Section 2.01(c)(i) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive, subject to the provisions of Section 8.05, cash and whole shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, in each case without interest.

                  (c) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with the NBCA ("Dissenting Shares") shall not be converted into cash and shares of Parent Common Stock pursuant to Section 2.01(b), unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive cash and shares of Parent Common Stock pursuant to Section 2.01(c). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

                  (d) CASH ELECTION. Notwithstanding Section 2.01(b), each holder of shares of Company Stock upon surrender and deposit of a duly executed Cash Exchange Letter in the form of Exhibit 2.01(d) attached hereto (a "Cash Exchange Letter") in proper form and accompanied by the certificate or certificates representing such shares in proper form to the Exchange Agent (as hereinafter defined), shall have the right to elect to receive, subject to the provisions of Section 8.05, $37.625 in cash (payable by check as soon as practicable after the Effective Time)


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for each 11.79 shares of Company Stock in lieu of shares of Parent Common Stock otherwise issuable to such holder for such shares of Company Stock pursuant to
Section 2.01(b); PROVIDED, HOWEVER, that (i) such deposit shall be made, delivered or mailed (the postmark being conclusive as to the date of mailing) to the Exchange Agent no later than the date that is thirty (30) days after the date on which this Agreement is adopted and approved by the shareholders of the Company or the Effective Time, whichever is earlier (such date, as it may be extended being herein called the "Expiration Date"), and (ii) the aggregate number of shares of Company Stock which the former Company shareholders shall be entitled to elect to exchange for cash as provided in this Section shall, in no event, exceed 554,000 shares, reduced, however, by the number of Dissenting Shares; AND PROVIDED FURTHER, HOWEVER, that such number of shares shall be decreased by the Surviving Corporation without notice at any time or times prior to the date the Surviving Corporation pays for the shares pursuant to the cash election to such lesser number of shares as shall be necessary, in the reasonable opinion of the Surviving Corporation, to maintain a 50 percent continuity of interest (measured in value and number of shares) on the part of the former Company shareholders through ownership of Parent Common Stock as of the effective Time (such number of shares be called herein the "Cash Election Number"). Two or more holders of Company Stock, each of whom may be deemed constructively to own the other's shares of Company Stock by reason of the ownership attribution rules of Section 318 of the Code, may submit a single Cash Exchange Letter covering all such holders' shares (a "Combined Cash Exchange Letter"). Any Combined Cash Exchange Letter and any withdrawal thereof must be executed by all holders of Company Stock covered thereby. For purposes of this
Section 2.01(d), all shares of Company Stock covered by a single Combined Cash Exchange Letter will be treated as being owned by a single holder. The form of Cash Exchange Letter shall be mailed to all Company shareholders with the Information Statement to be distributed pursuant to Section 5.01. In addition, the Company shall direct the Exchange Agent to mail or otherwise make available the form of Cash Exchange Letter to all persons who become Company shareholders during the period between such record date and the Expiration Date. Holders of record of shares of Company Stock in the cash election shall remain holders of record of such shares until immediately prior to the Effective Time. The provisions of Sections 2.01(c) and 2.01(e)(iii)-(vi) shall apply to this Section as well as to Section 2.01(e).

                  (e) PRO RATA CASH ELECTION. If the total number of shares of Company Stock deposited pursuant to Section 2.01(d) and not withdrawn as permitted under this Section 2.01(e) exceeds the Cash Election Number, the Exchange Agent shall eliminate a sufficient number of such shares so that the number of shares of Company Stock thereafter remaining does not exceed the Cash Election Number. Such elimination shall be effected as follows:

         (i) The Exchange Agent shall eliminate the shares of Company Stock that have been deposited by such of those holders who have indicated in their respective Cash Exchange Letters that all of the shares of Company Stock covered by such Cash Exchange Letter shall be withdrawn in the event that the elimination procedure is used in any fashion with respect to their shares of Company Stock to be purchased by the Surviving Corporation pursuant to the cash election, except that if the elimination of less than all such shares would reduce the number of shares remaining below (or to the most practicable number thereof immediately below) the Cash Election Number, the Exchange Agent shall eliminate such lesser number of shares by lot, taking the shares of Company Stock covered by each pertinent Cash Exchange Letter as a separate lot (and taking the shares of Company Stock covered by a Combined Cash Exchange Letter as a separate lot).


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

         (ii) If, after the procedure in Section 2.01(e)(i) has been followed, the number of shares of Company Stock remaining still exceeds the Cash Election Number, the Exchange Agent shall eliminate (pro rata as nearly as practicable in proportion to the total number of shares of Company Stock remaining) such additional number of shares as may be necessary so that the number of shares remaining on deposit which are to be purchased by the Surviving Corporation pursuant to the Cash Election has been reduced to (or to the most practicable number thereof immediately below) the Cash Election Number.

         (iii) Each holder of Company Stock shall have the right at any time until the Expiration Date to withdraw his or her shares from the Cash election by giving notice of such withdrawal prior to or on the Expiration Date to the Exchange Agent. To be effective, a written telegraphic or other facsimile notice of withdrawal must be timely received by the Exchange Agent at its address specified in the Cash Exchange Letter. Any notice of withdrawal must be duly executed and must specify the person in whose name the shares of Company Stock to be withdrawn has been deposited, the number of shares of Company Stock to be withdrawn, the name of the registered holder, and the serial numbers shown on the certificates representing the particular shares of Company Stock to be withdrawn. Except for the rights of withdrawal specified above in this Section, no holder of Company Stock may withdraw his or her shares unless the Surviving Corporation consents to such withdrawal in writing.

         (iv) The Company and the Parent shall have in their sole discretion, and in the absence of a joint determination by them, the Exchange Agent shall have in its sole discretion, the right to determine whether or not Cash Elections have been properly or timely made or revoked. Neither Parent, the Company nor the Exchange Agent shall be under any duty to give notifications that Cash Elections have not been properly or timely made or revoked. If a determination is made that any Cash Election was not properly or timely made or revoked, the shares subject to such Cash Election shall be treated by the Exchange Agent as shares of Company Stock which were not subject to any Cash Election and at the Effective Time such shares shall be converted into shares of Parent Common Stock pursuant to Section 2.01(b). The Exchange Agent shall make all computations as to proration contemplated by this Section. The Company and the Parent shall have the right to make rules and determinations, not inconsistent with Agreement, governing matters relating to this Section 2.01(e). Such computations, rules and determinations shall be final and binding on all holders of Company Stock. The Exchange Agent may, after consultation with the Company and Parent, make such equitable changes in the procedures set forth herein as are necessary or desirable fully to effect such Cash Elections.

         (v) All shares of Company Stock that are withdrawn or otherwise eliminated from the cash election pursuant to Section 2.01(d) or this section 2.01(e) shall be converted at the Effective Time into Parent Common Stock as provided in Section 2.01(b) and shall be surrendered as set forth in Section 2.02 of this Agreement to the Exchange Agent.

         (vi) Anything to the contrary notwithstanding in this Agreement, if the Merger is rightfully abandoned or terminated pursuant to any provision of this Agreement or otherwise, any certificate or certificates for shares of Company Stock which have been deposited with the Exchange Agent in connection with the cash election procedures shall be promptly returned to the person submitting the same.

                  SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with ChaseMellon Financial Services or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the cash and shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Stock. The Exchange Fund shall not be used for any other purpose.

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Merger is approved by the Company's shareholders and subject to the provisions of Article VIII, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented outstanding shares of Company Stock (the "Certificates") whose shares are to be converted into the right to receive shares of Parent Common Stock pursuant to
Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive at the Effective Time in exchange therefor, subject to the provisions of Article VIII, cash, if the holder has submitted a proper Cash Election Letter, or cash and a certificate representing that number of whole shares of Parent Common Stock which such holder has elected, and has the right, to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Stock then held by such holder under all such Certificates so surrendered, cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(b) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, cash, if the holder has submitted a proper Cash Election Letter, or cash and a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, that such transfer be otherwise proper and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.02(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, subject to the provisions of Article VIII, upon such surrender cash, the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c), and such holder shall not be entitled to vote such shares of Parent Common Stock. No interest will be paid or will accrue on any cash payable pursuant to Sections 2.02(c) or 2.02(e).


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                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No
dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment shall be paid to any such holder pursuant to Section 2.02(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the provisions of Article VIII, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, as applicable, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Stock, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

                  (e) NO FRACTIONAL SHARES. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates.

                   (ii) Each holder of shares of Company Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by $37.625.

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for eighteen months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

                  (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or

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distributions with respect thereto) or cash the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as may be directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                  (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  (j) WITHHOLDING. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable or issuable pursuant to this Agreement to any holder of Company Stock, any and all amounts Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or issuance under the Code, or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of such shares of Company Stock in respect of which the deduction and withholding are made.

         ARTICLE III

         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated (as set forth on Schedule 3.01(a)) and has the requisite corporate power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary, to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as now being conducted, other than such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, would not have a material adverse effect on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date hereof. Such Certificate of Incorporation and By-laws are in full force and effect.

                  (b) SUBSIDIARIES. Except as set forth on Schedule 3.01(b), the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation,

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partnership, joint venture or other entity. All the outstanding shares of capital stock of each of the Company's subsidiaries have been validly issued and are fully paid and non-assessable and owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

                  (c) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 2,250,000 shares of common stock, par value $0.10 per share, of which 2,000,000 shares are designated as Class A common stock and 250,000 shares are designated as Class B common stock; and 200,000 shares of preferred stock, par value $0.10 per share, of which 125,000 are designated as Series A preferred stock, 14,000 are designated as Series B Preferred Stock and the remainder are undesignated. At the close of business on __,March 9, 1999, (i) 706,950 shares of Company Class A Common Stock were issued and outstanding, (ii) 172,513 shares of Company Class B Common Stock were issued and outstanding or subject to options, (iii) 125,000 shares of Company Series A Preferred Stock were issued and outstanding, and (iv) 14,000 shares of Company Series B Preferred Stock were issued and outstanding. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Schedule 3.01(c), as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as described in
Schedule 3.01(c), as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

                  (d) AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a two-thirds majority of each class of the outstanding shares of Company Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to approval of this Agreement by the holders of a two-thirds majority of each class of the outstanding shares of Company Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company and, subject to approval of this Agreement by the holders of a two-thirds majority of each class of the outstanding shares of Company Stock, is enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, except to the extent such has been waived in writing prior to the Closing Date, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the

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creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or any provision of the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) any
(A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware and Nebraska Secretaries of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

                  (e) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (i)
Schedule 3.01(e)(i) sets forth (1) the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 1998 (the "Balance Sheet"), and the unaudited consolidated statements of income and cash flows of the Company and subsidiaries for the fiscal year ended September 30, 1998, together with the notes to such financial statements, and (2) the unaudited consolidated balance sheets of the Company and its subsidiaries as of September 30, 1997 and 1996, and the unaudited consolidated statements of income and cash flows of the Company and Subsidiaries for the years ended September 30, 1997 and 1996, together with the notes to such financial statements (the financial statements described in clauses (1) and (2) above, together with the notes to such financial statements, collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the financial condition and the results of operations of the Company and its subsidiaries as of the dates and for the periods indicated.

                           (ii) The Company and its subsidiaries do not have any
liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) except (1) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto, (2) for items disclosed in Schedule 3.01(e)(ii), (3) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement and (4) for Taxes.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Schedule 3.01(f), since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course and in substantially the same manner as presently conducted and has made all reasonable efforts consistent with past practices to preserve the Company's and its subsidiaries' relationships with customers, suppliers, licensors, licensees, distributors and others with whom the Company or any of its subsidiaries deals, and there has not been (i) any material adverse change in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to, or any repurchase, redemption or other acquisition of, any of the Company's or any of its subsidiaries' capital stock,
(iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its or any of its subsidiaries' capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the date of the Balance Sheet, (y) any granting by the Company or any of its subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the Balance Sheet or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on the Company, or (vi) any change in accounting methods, principles or practices by the Company.

                  (g) Taxes. (i) For purposes of this Agreement, (x) "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts; (y) "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Effective Time and the portion ending at the Effective Time of any taxable period that includes (but does not end on) such day; and (z) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                           (ii) Except as set forth on Schedule 3.01(g)(ii), (A)
the Company and each of its subsidiaries, and any affiliated group, within the meaning of Section 1504 of the Code, of which the Company or any of its subsidiaries is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax returns, and all material reports and forms required to be filed by the Code or by applicable state, local or foreign tax laws, (B) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (C) no tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes.

                  The Federal consolidated income tax returns in which the Company and/or any of its subsidiaries have joined have been examined by the Internal Revenue Service for all taxable years through the year ended December 31, 1987. All deficiencies resulting from such examinations have either been paid or adequately provided for.

                           (iii) Except as set forth in Schedule 3.01(g)(iii),
(A) to the best knowledge of the Company, no stockholder of the Company has made with respect to the Company or any of its subsidiaries, or any property held by the Company or any of its subsidiaries, any consent under Section 341 of the Code, (B) no property of the Company of any of its subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code, and (C) neither the Company nor any of its subsidiaries is a party to any lease made pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954.

                           (iv) Except as set forth in Schedule 3.01(g)(iv),
there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax returns required to be filed with respect to the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries, nor any affiliated group, within the meaning of Section 1504 of the Code, of which the Company or any of its subsidiaries is or has been a member, has requested any extension of time within which to file any material Tax return, which return has not yet been filed.

                  (h) CONTRACTS. Except as described in Schedule 3.01(h) and except with respect to contracts which do not involve the payment or receipt by the Company in any 12-month period of more than $10,000 and is not terminable by notice of not more than 90 days for a cost of less than $10,000, neither the Company nor any of its subsidiaries is a party to or bound by any;

                                 (i) employment agreement or employment
contract;

                                 (ii) employee collective bargaining agreement
or other contract with any labor union;

                                 (iii) covenant not to compete;

                                 (iv) agreement or contract with any stockholder
of the Company (or any affiliate of any stockholder of the Company other than the Company or a subsidiary thereof) or any officer, director or employee of the Company or a subsidiary thereof or of any stockholder of the Company or any of such stockholder's affiliates;

                                 (v) lease or similar agreement under which the
Company or a subsidiary thereof is a lessor or sublessor of, or makes available for use by any third party, any real property owned or leased by the Company or a subsidiary thereof or any portion of premises otherwise occupied by the Company or a subsidiary thereof;

                                 (vi) lease or similar agreement under which (A)
the Company or a subsidiary thereof is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or a subsidiary thereof is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or a subsidiary thereof, in any such case which has an aggregate future liability in excess of $25,000 and is not terminable by notice of not more than 60 days for a cost of less than $25,000;

                                 (vii) (A) continuing contract for the future
purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar type of contract or (C) advertising agreement or arrangement;

                                 (viii) any arrangements or understandings, to
which the Company or any of its subsidiaries is a party relating to the distribution, sale or marketing by third parties of the Company's or its subsidiaries' products or products licensed by the Company or its subsidiaries.

                                 (ix) license or other agreement relating in
whole or in part to patents, trademarks, trade names, service marks or copyrights (including any license or other agreement under which the Company or a subsidiary thereof has the right to use any of the same owned or held by a third party);

                                 (x) agreement or contract under which the
Company or a subsidiary thereof has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed (including, without limitation, through so-called take-or-pay or keepwell agreements) indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business), or any other note, bond, indenture or other evidence of indebtedness;

                                 (xi) agreement or contract under which any
other person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a subsidiary thereof (other than endorsements for the purpose of collection in the ordinary course of business);

                                 (xii) mortgage, pledge, security agreement,
deed of trust or other document granting a Lien (including, but not limited to, Liens upon any asset or property of the Company or any subsidiary thereof or any properties acquired under conditional sales, capital leases or other title retention or security devices other than any original purchase price conditional sales contracts or equipment leases entered into in the ordinary course of business); or

                                 (xiii) other agreement, contract, lease,
license, commitment or instrument to which the Company or any subsidiary thereof is a party or by or to which it or any of its assets or business is bound or subject.

         Except as disclosed on Schedule 3.01(h), each agreement, contract, lease, license, commitment or instrument of the Company and its subsidiaries described on Schedule 3.01(h) (collectively, the "Contracts") has not been amended or modified since a copy thereof was delivered to Parent and is valid, binding and in full force and effect and is enforceable by the Company or a subsidiary thereof in accordance with its terms and may be duly transferred to the Surviving Corporation without the consent of any other party. Except as disclosed in Schedule 3.01(h), the Company or a subsidiary thereof has performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the best knowledge of the Company, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                  (i) LITIGATION; DECREES. Schedule 3.01(i) sets forth a list of all lawsuits, claims, proceedings or investigations pending, or, to the best knowledge of the Company, threatened, as of the date of this Agreement, by or against or affecting the Company or a subsidiary thereof or any of their respective properties, assets, operations or businesses which (I) relate to or involve more than $25,000, (ii) seek any material injunctive relief, or (iii) relate to the transactions contemplated by this Agreement. Except as set forth in Schedule 3.01(i), none of the lawsuits, claims, proceedings or investigations set forth in Schedule 3.01(i) as to which there is a reasonable possibility of adverse determination would, if adversely determined, individually or in the aggregate, have a material adverse effect on the Company. Except as disclosed on
Schedule 3.01(i), neither the Company nor any subsidiary thereof is subject to or in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business.

                  (j) INSURANCE. The Company and its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the business and assets of the Company and its subsidiaries. The insurance policies currently maintained with respect to the Company and its subsidiaries and their respective assets and properties are listed on Schedule 3.01(j).

                  (k) COMPLIANCE WITH LAWS. (i) Except as disclosed on Schedule 3.01(k)(i) or except as would not, in the aggregate, have a material adverse effect on the property, assets, business, prospects income or profits of the Company, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company. To the knowledge of the Company, each of the Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on the Company. Schedule 3.01(k)(i) sets forth a true and complete list of all material Permits issued or granted to the Company and its subsidiaries.

                      (ii) The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization, relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                      (iii) To the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties or any surrounding site, and none of the Company or its subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company except as disclosed on Schedule 3.01(k)(iii). Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the knowledge of the Company, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for Releases which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company except as disclosed in
Schedule 3.01(k)(iii). Neither the Company nor any of its subsidiaries has, during the preceding five years, received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or Hazardous Substances on or under any of the Company's or any of its subsidiaries' properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental

Laws, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices of events which will not have a material adverse effect on the Company. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) PCBs, or materials containing PCBs in excess of 50 ppm, and any material regulated as a medical waste or infectious waste.

                      (iv) The Company and each of the subsidiaries have not entered into or agreed to any court decree or order and are not subject to any judgment, decree or order relating to compliance with any Environmental Law or to investigation or cleanup under any Environmental Law which individually or in the aggregate would have a material adverse effect on the Company.

                      (v) Neither the Company nor any subsidiary has received any written notice of alleged noncompliance with any applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity that relate to occupational health and safety, other than relating to any matter that has been resolved or that the Company reasonably believes has been abandoned or which individually or in the aggregate would not have a material adverse effect on the Company.

                  (l) ABSENCE OF CHANGES IN BENEFIT PLANS; LABOR RELATIONS. Except as disclosed on Schedule 3.01(l), since the date of the Balance Sheet, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as set forth in Schedule 3.01(l), there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

                  (m) ERISA COMPLIANCE. (i) Schedule 3.01(m)(i) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and all the Benefit Plans are all in compliance in all material respects with applicable provisions of ERISA and the Code (as defined below).

                      (ii) Except as disclosed in Schedule 3.01(m)(ii), all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. All amendments to Pension Plans required under ERISA and the Code to be adopted by the Company by June 30, 1995, have been adopted.

                      (iii) No Commonly Controlled Entity has within the five year period immediately preceding the date of this Agreement maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

                      (iv) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.01(m)(iv), (1) no such Benefit Plan is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code and (3) except as provided in writing in such plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the Effective Time.

                      (v) Schedule 3.01(m)(v) lists all outstanding employee stock options to purchase shares of Company Stock ("Company Stock Options") under the Company Stock Plans, showing for each such Company Stock Option: (1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

                      (vi) Except as provided in Section 5.07 and with respect to the Company Stock Options listed on Schedule 3.01(m)(v), no employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (n) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury

Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company, the Surviving Corporation, their respective subsidiaries or any other person (a "Parachute Gross-Up Payment") in the event that the 20% parachute excise tax of Section 4999(a) of the Code is imposed on such person. Schedule 3.01(n) sets forth the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each disqualified individual (defined as set forth above) whose Company Stock Options will vest pursuant to
Section 5.07(a).

                  (o) TITLE TO PROPERTIES. (i) Except as set forth in Schedule 3.01(o), each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (excluding any Proprietary Rights which is addressed in Section 3.01(p)) except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties (excluding any Proprietary Rights which is addressed in Section 3.01(p)), other than assets and properties in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Schedule 3.01(o) and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct its business as currently conducted.

                      (ii) Except as set forth in Schedule 3.01(o), each of the Company and its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and its subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that would not in the aggregate have a material adverse effect on the Company.

                  (p) PROPRIETARY RIGHTS. (i) Schedule 3.01(p)(i) lists all of the Company's domestic and foreign registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's patents and copyrights and all pending applications therefor. All such items, together with all other trade secrets, designs, plans, specifications, technical information and other proprietary rights, whether or not registered or created by or on behalf of the Company, that are used or held for use by the Company are herein collectively called the "Proprietary Rights". Schedule 3.01(p)(i) also sets forth: (i) for each such patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, (ii) for each such patent application, the application number, date of filing and subject matter for each country, (iii) for each such trademark, the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered, and (iv) for each such copyright, the copyright number and date of filing for each country in which a copyright has been filed. True and correct copies of all patents, and all pending applications for patents, owned, controlled, created or used by or on behalf of the Company have been provided to Parent.

                      (ii) Except as set forth on Schedule 3.01(p)(ii) or except as would not, in the aggregate, have a material adverse effect on the property, assets, business, prospects income or profits of the Company, (i) no person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company; (ii) no present or former employee or stockholder of the Company and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which the Company owns, possesses or uses in its activities as now or heretofore conducted, and (iii) the Company has no licenses granted, sold or otherwise transferred by or to it nor other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights.

                      (iii) Except as set forth on Schedule 3.01(p)(iii) or except as would not, in the aggregate, have a material adverse effect on the property, assets, business, prospects income or profits of the Company, the Company owns free and clear of all Liens and has the sole right to use each of the Proprietary Rights. All of the patents and trademarks designated as issued or registered on Schedule 3.01(p)(i) have been duly issued or registered and have been properly maintained and all of the other Proprietary Rights are subsisting. All of the pending patent applications have been duly filed and have been properly maintained. None of the Proprietary Rights is involved in any pending or threatened litigation, arbitration, administrative or other proceedings, or governmental investigation. The Company has not received any notice of invalidity or infringement of any rights of others with respect to any of the Proprietary Rights. The Company has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other firm, corporation, association or person. No other firm, corporation, association or person (i) has notified the Company that it is claiming any ownership of or right to use such Proprietary Rights, or (ii) to the Company's best knowledge, is infringing upon any such Proprietary Rights in any way. The Company's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party, and no proceedings have been instituted against and no notices have been received by the Company alleging that the Company's use of any of the Proprietary Rights infringes upon or otherwise violates any rights of a third party. The Company has not considered any patent, patent application, trademark or copyright in any study with respect to possible infringement except as set forth in Schedule 3.01(p)(iii). All of the Proprietary Rights are valid and enforceable rights of the Company and will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 3.01(p(iii), there are no restrictions on the Company's right to license the Proprietary Rights or sell products manufactured by the Company and to the Company's best knowledge, no such restrictions will arise by virtue of the transactions contemplated hereby.

                      (iv) Except as set forth on Schedule 3.01(p)(iv), the Company is not subject to any judgment, order, writ, injunction or decree of any Governmental Entity or any arbitrator, and the Company is not a party to any contract or agreement, whether written or oral, which restricts or impairs the validity, enforceability or use of any of the Proprietary Rights.

                  (q) ACCOUNTS; SAFE DEPOSIT BOXES; POWERS OF ATTORNEY; OFFICERS AND DIRECTORS. Schedule 3.01(q) sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and its subsidiaries and those persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder, (iii) a true and correct list of all powers of attorney granted by the Company and its subsidiaries and those persons authorized to act thereunder, and (iv) a true and correct list of all officers and directors of the Company and its subsidiaries.

                  (r) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company in connection with this Agreement, the Information Statement or any Registration Statement contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (s) VOTING REQUIREMENTS. The separate affirmative votes of the holders of two-thirds of the outstanding shares of each class or series of Company Stock approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                  (t) STATE TAKEOVER STATUTES. To the best of the Company's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement.

                  (u) BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement are set forth in Schedule 3.01(u). These fees, including the fees for the Company's legal counsel, shall not exceed the respective amounts set forth on Schedule 3.01(u).

                  (v) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of McDermott & Miller, dated February 5, 1999, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.


                  SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date hereof.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock. At the close of business on December 31, 1998, 164,126,653 shares of Parent Common Stock were issued and outstanding.

                  (c) AUTHORITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, in each case by Parent and/or Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub and will not contravene any of Parent's or Sub's organic documents or the terms of any indenture or other agreement to which Parent or Sub is a party or by which their respective property may be bound or affected except to the extent that all such contraventions, in the aggregate, would not have a material adverse effect on Parent.

                  (d) SEC DOCUMENTS. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since September 30, 1997 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Filed Parent SEC Document (as defined below), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows (or changes in financial position prior to the approval of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 95) for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

                  (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Information Statement or any Registration Statement at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Registration Statement.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Filed Parent SEC Documents, since the date of the most recent unaudited financial statements included in the Filed Parent SEC Documents through the date of this Agreement, and there has not been any material adverse change in Parent.

                  (g) LITIGATION. As of the date of this Agreement, except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

                  (h) COMPLIANCE WITH LAWS. Except as disclosed in the Filed Parent SEC Documents or except as would not, in the aggregate, have a material adverse effect on the property, assets, business, prospects income or profits of Parent, Parent and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to its business or operations, except for instances of possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on Parent. Each of Parent and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a material adverse effect on Parent.

                  (i) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                  (j) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


         ARTICLE IV

         COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise contemplated by Section 5.04 hereof, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:
to:

                      (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                      (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms);

                      (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                      (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

                      (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its Proprietary Rights or other properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

                      (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(B) make any loans, advances or capital contributions to, or investments in, any other person, other than (x)] to the Company or any direct or indirect wholly owned subsidiary of the Company or (y)advances to employees in accordance with past practice;

                      (vii) except for the items listed on Schedule 4.01(a)(vii), make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;

                      (viii) make any material Tax election or settle or compromise any material Tax liability;

                      (ix) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (1) disclosed, reflected or reserved against in, or contemplated by, the Balance Sheet and the notes thereto, (2) disclosed in Schedule 3.01(e)(ii) or (3) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement, or (B) waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

                      (x) except in the ordinary course of business, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder;

                      (xi) enter into any contract, agreement, arrangement or understanding which, if entered into prior to the date of this Agreement would have been required to be disclosed pursuant to Section 3.01(h);

                      (xii) except as required to comply with applicable law,
(A) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice),
(C) pay any benefit not provided for under any Benefit Plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                      (xiii) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; or

                      (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) OTHER ACTIONS. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this

Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

                  (c) CERTAIN TAX MATTERS. From the date hereof until the Effective Time, (i) the Company and its subsidiaries will file all Tax returns and reports ("Post-Signing Returns") required to be filed; (ii) the Company and its subsidiaries will timely pay all Taxes shown as due and payable on the Company and its subsidiaries' Post-Signing Returns that are so filed; (iii) the Company and its subsidiaries will make provision for all Taxes payable by the Company and its subsidiaries for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company and its subsidiaries will promptly notify Parent of any action, suit, proceeding, claim or audit pending against or with respect to the Company or any of its subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's Tax liabilities or Tax attributes.

                  (d) INSURANCE. The Company shall keep, or cause to be kept, all insurance policies set forth on Schedule 3.01(k), or suitable replacements therefor, in full force and effect through the Effective Time.

                  SECTION 4.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it or any of its subsidiaries to,
(i) solicit, initiate or encourage the submission of, any takeover proposal, or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or more than a 20% interest in any voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

         (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal.

         (c) In addition to the obligations of the Company set forth in paragraph (b), the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep

Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such takeover proposal or inquiry.

         (d) Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall prevent the directors, officers and employees of the Company from acting to fulfill their legal obligations and fiduciary duties in connection with any unsolicited Takeover Proposal.


         ARTICLE V

         ADDITIONAL AGREEMENTS

                  SECTION 5.01. PREPARATION OF INFORMATION STATEMENT, REGISTRATION STATEMENT; STOCKHOLDERS MEETING. (a) As soon as practicable following the date of this Agreement, the Company shall prepare and distribute to its shareholders an Information Statement (the "Information Statement"). Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation and distribution of the Information Statement.

         (b) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement covering the shares of Parent Common Stock to be issued hereunder (the "Registration Statement"). Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for a period of at least one year from the Effective Time. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Registration Statement.. Parent and the Company agree that, should any expenses be incurred by the Company in auditing the books of the Company in order to have the Registration Statement declared effective, shares of Parent Common Stock having a value equal to such amount (calculated at $37.625 per share of Parent Common Stock) shall be deducted from the number of shares due under Section 2.01 and the conversion ratio will be recalculated to reflect such adjustment. Parent further agrees that, should the Registration Statement not be declared effective within 90 days of the filing thereof with the SEC or should the effectiveness of the Registration Statement be suspended or terminated at any time prior to the expiration of the one-year period described above and, during any such period that the Registration Statement is not effective within such one-year period a person holding shares of Parent Common Stock received pursuant to this Agreement wishes to sell such shares, Parent will purchase such shares of Parent Common Stock from such person at the market price of such shares at such time as determined by the closing price quotation of such shares on the New York Stock Exchange on the day immediately prior to such purchase.

                  (c) The Company will, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, or, at its option, provide for a written consent of its stockholders in lieu of a meeting, (in either such case, the "Stockholders Meeting") for the purpose of approving and adopting this Agreement. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. In the alternative, the Company may obtain the consent of its shareholders through the form of a duly executed unanimous written consent of such shareholders.


                  SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any confidential information confidential in the same manner as which it safeguards it own confidential business information.

                  SECTION 5.03. REASONABLE EFFORTS; NOTIFICATION; SUPPLEMENTAL DISCLOSURE. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity (except that Parent shall not be required to dispose of any assets in order to obtain any such waiver, consent or approval), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or the other transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                  (b) The Company shall give prompt notice to Parent, and Parent and Sub or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Notwithstanding the provisions of the preceding sentence, if Parent has received, prior to Closing, written notice explicitly stating that a breach of a representation, warranty or covenant has occurred and specifying the nature of such breach AND Parent nevertheless agrees to proceed with Closing, Parent and Sub shall be deemed to have waived any rights hereunder arising from the specified breach.

                  (c) The Company shall have the continuing obligation until the Effective Time promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of Section 6.03, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Parent and Sub.

                  SECTION 5.04. COMPANY STOCK OPTIONS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to cause all outstanding options to purchase shares of Company Stock (of whatever series or class) to be either exercised or extinguished no later than the date that is thirty (30) days after the date on which this Agreement is adopted and approved by the shareholders of the Company or the Effective Time, whichever is earlier.

                  SECTION 5.05. CONTINUATION OF BENEFITS. It is Parent's current intention that, for a period of not less than one year after the Effective Time, the Surviving Corporation will provide employee benefits to employees of the Company and its subsidiaries who continue their employment after the Effective Time which are generally comparable in the aggregate to such benefits provided to such employees as of the date hereof; provided, that it is understood that after the Effective Time (a) neither Parent nor the Surviving Corporation will have any obligations to issue to adopt any plans or arrangements to provide for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any plan or program, (b) nothing herein shall require the Surviving Corporation to maintain any particular plan or arrangement, (c) nothing herein shall prevent or preclude the Surviving Corporation from continuing any requirements for employee contributions under employee benefit plans, and (d) nothing herein shall impair any right to terminate any "at will" employment except as may be otherwise set forth in any separate employment agreement. In addition, all such retained employees will, at such time, if any, as Parent elects to substitute different benefit plans for those presently in place for the employees of the Company, accord such employees with credit for their years of service with the Company prior to such conversion.

                  SECTION 5.06. INDEMNIFICATION AND INSURANCE. (a) The certificate of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties").

                  (b) For six years from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 5.08(a), maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent).

                  (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.06. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 5.06(a) or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

                  (d) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

                  SECTION 5.07. FEES AND EXPENSES. Except as provided below and in Section 5.01, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with printing and mailing the Information Statement and the Registration Statement shall be shared equally by Parent and the Company.

                  SECTION 5.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger; provided, however, that no publicity or notices to third parties may be sent, delivered or otherwise released without the prior approval of Parent except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the New York Stock Exchange.

                  SECTION 5.09. CONTINUATION OF OPERATIONS IN KEARNEY, NEBRASKA. Parent agrees that, for a period of not less than two years from the Effective Time, Parent will cause the Surviving Corporation to continue to conduct its principal business activities (which shall be substantially the same as those historically conducted by the Company) in Kearney, Nebraska. Nothing herein shall require Parent or the Surviving Corporation to maintain any presence in Kearney, Nebraska after such two-year period.

         ARTICLE VI

         CONDITIONS PRECEDENT

                  SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of each class and series of the outstanding shares of Company Stock and the Company shall have provided a certified copy of the results of that vote to Parent.

                  (b) MODIFICATION OF BUILDING LEASE. The Company and the owners of the Company's leased office space at 204 East 25th Street, Kearney, Nebraska (or the parties holding an irrevocable option to purchase such premises) shall have agreed in writing to modify the Company's existing lease on such space such that the Surviving Corporation shall, commencing on the second anniversary of the Effective Time, have the right to terminate such lease and all obligations of the tenant thereunder upon 120 days written notice to the lessor (not to be delivered prior to such second anniversary) in exchange for the payment of cash in an amount equal to six months rent on the premises.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) NO LITIGATION. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any shares of Company Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole.

                  (d) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement there shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is likely to result in any material adverse change) in the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

                  (e) EXECUTION OF INDEMNIFICATION AGREEMENT. The
Indemnification Agreement between Parent and David T. Waldron, in a form satisfactory to Parent, shall have been executed by all parties and shall be in full force and effect.

                  (f) CORPORATE OPINION. The opinion of Cline, Williams, Wright, Johnson & Oldfather, counsel to the Company, shall have been delivered to Parent at the Closing as to the Company, the outstanding capital stock thereof, the nature of the required Company stockholder vote, and the accuracy to their knowledge of the Company's representations in Sections 3.01(d), (i) or (k) hereof, and shall not have been withdrawn or modified in any material respect.

                  SECTION 6.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (c) NO MATERIAL ADVERSE CHANGE. At any time on or after the date of this Agreement there shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is likely to result in any material adverse change) in the business, properties, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole.

                  (d) TAX OPINION. The Company shall have received the opinion of Cline, Williams, Wright, Johnson & Oldfather, counsel to the Company, to the effect that the Merger will constitute a tax-free transaction under the Code.

                  (e) FAIRNESS OPINION. The Company shall have received the opinion of McDermott & Miller referred to in Section 3.01(v).

                  (f) OPINION OF PARENT'S COUNSEL. The Company shall have received the opinion of the Deputy General Counsel of Parent to the effect that the shares of Parent Common Stock to be issued in the Merger have been duly authorized and issued by Parent and that the such shares have been duly registered on the New York Stock Exchange.


         ARTICLE VII

         TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.01. TERMINATION. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

                  (a) by mutual written consent of Parent, Sub and the Company;
or

                  (b) by either Parent or the Company:

                         (i) if, upon a vote at a duly held Stockholders Meeting
or any adjournment thereof or by written consent of the shareholders of the Company, any required approval of the stockholders of the Company shall not have been obtained;

                         (ii) if the Merger shall not have been consummated on
or before June 30, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Stockholders Meeting;

                         (iii) if the Company, on the one hand, or Parent or
Sub, on the other hand, materially breaches any of its covenants and obligations hereunder and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party; or

                         (iv) if any Governmental Entity shall have issued an
order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

                  SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.01, this Agreement shall
forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(u), Section 3.02(i), Section 5.08, this Section 7.02 and Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 7.03. AMENDMENT. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement may be amended prior to the Closing (notwithstanding stockholder adoption or approval) by written instrument executed by Parent, Sub and the Company with all necessary approvals of their respective boards of directors and senior management; PROVIDED, HOWEVER, that no such amendment shall become effective without an appropriate vote by the Company's stockholders if they would be adversely affected by the changes contained in any such amendment. An amendment to accelerate or delay the Closing shall not be deemed to adversely affect the stockholders.

                  SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a)extend the time for the performance of any of the obligations or other acts of the other parties, (b)waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c)subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


         ARTICLE VIII

         INDEMNIFICATION

                  SECTION 8.01. INDEMNIFICATION. The Company hereby agrees to indemnify Parent, Sub and their respective officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties") in respect of, and to hold them harmless from and against, all expenditures, demands, liabilities, losses, actual damages, costs, penalties (civil or criminal), expenses, fines, settlements, interest, reasonable attorneys' fees and expenses, suits, causes of action, legal or administrative proceedings, actions, demands or claims (collectively, "Losses") of any kind whatsoever which may be incurred by, imposed upon, or asserted or awarded against any of the Indemnified Parties arising out of or resulting from the breach or inaccuracy of, or failure to comply with any representation, warranty or covenant of the Company contained in or made pursuant to this Agreement.

                  SECTION 8.02.  PROCEDURE FOR INDEMNIFICATION.

                  (a) If a party entitled to be indemnified under this Agreement (an "Indemnitee") receives notice of the assertion, by an unaffiliated third party (a "Third Party") of any claim or the commencement by any such person of any action or proceeding (a "Third Party Claim") with respect to which indemnification is provided under this Agreement, the Indemnitee shall give the Company prompt notice thereof (together with a copy of any writing evidencing such claim) after becoming aware of such Third Party Claim. The right of the Indemnitee to be indemnified or compensated hereunder in respect of any Third Party Claim will be affected by its failure to give prompt notice of such Third Party Claim to the Company if, and to the extent that, such failure prejudices the Company in the defense of such Third Party Claim. The Company may, with the consent of Parent (which shall not be unreasonably withheld) elect to compromise or defend, at the Company's own expense and by the Company's own counsel, any Third Party Claim. If the Company does so elect, it shall, within 30 days after receiving notice of the Third Party claim, notify the Indemnitee and Parent of its intent to do so and Parent shall have 10 days thereafter to give its consent to such election. If Parent consents to the Company's election, the Indemnitee and Parent will cooperate, at the expense of the Company, in the compromise or defense against such Third Party Claim. If the Company elects not to compromise or defend the Third Party Claim or fails to notify the Indemnitee and Parent of its election as herein provided, or if Parent reasonably denies its consent to the Company's election to do so, the Parent may pay (without prejudice of any of its rights against the Company), compromise or defend such Third Party Claim. Notwithstanding the foregoing, the Company and the Parent may not settle or compromise any claim (unless the sole relief claimed by the Third Party is monetary damages that are paid in full by the party settling or compromising such claim) over the objection of the other parties; PROVIDED, HOWEVER, that consent to settlement or compromise shall not be unreasonably withheld. In any event, Parent or the Company may participate, at their own expense, in the defense of any Third Party claim being conducted by the other.

                  (b) Any claim on account of any Loss which does not result from a Third Party claim shall be asserted by written notice given by the Indemnitee or Parent to the Company. The Company shall have 30 days following receipt of such notice to respond to the claim contained therein. After notice from the Company to the Indemnitee and Parent of their intention to pay such Loss, the Company shall promptly remit payment therefor to the Indemnitee and shall not be liable to the Indemnitee or Parent for any legal expenses or other expenses incurred by the Indemnitee or Parent in connection therewith. If the Company does not respond within such 30-day period, it shall be deemed to have rejected responsibility for such Loss. If the Company does not respond within the 30-day period or if the respond by rejecting the claim in whole or in part, the Indemnitee and Parent shall be free to pursue such remedies as may be available to such parties under applicable law.

                  (c) If the amount of any Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by any actual receipt of insurance proceeds or other property received by the Indemnitee or Parent in respect of such Loss, the amount of such reduction less any expenses incurred in connection with obtaining such reduction shall promptly be repaid to the Company.

         SECTION 8.03. LIMITATION ON LIABILITY. Notwithstanding any other provision of this Agreement, the following limitations shall apply to the Company's liabilities hereunder: (a) the Company's maximum liability to the Indemnified Parties hereunder shall be the aggregate value of the Parent Common Stock withheld from the Purchase Price pursuant to Section 8.05; (b) the Company shall not be liable to the Indemnified Parties for any claim hereunder for which notice has not been given to the Company on or before 11:59 p.m. (EST) on the first anniversary of the Closing Date; and (c) the Company shall not be liable for any individual Loss which does not exceed $1,000 and shall not be liable for Losses exceeding $1,000 individually unless and until the aggregate losses exceeding $1,000 individually equals or exceeds $7,500 and only to the extent of the excess over $7,500.

         SECTION 8.04. COMPANY REPRESENTATIVE. For purposes of the foregoing indemnification provisions of Article VIII, and for the purpose of asserting the Company's rights pursuant to Section 3.02 of this Agreement, from and after the Effective Time David T. Waldron shall be designated as the Company's representative. The Company hereby appoints David T. Waldron as its attorney-in-fact and authorizes him to take such action on its behalf as he shall deem necessary or advisable in order to protect the interests of the Shareholders of the Company and to carry out the purpose and intent of Section
3.02 and Article VIII hereof, including but not limited to: (a) giving and receiving all notices permitted or required by those provisions of this Agreement; (b) agreeing with the Indemnified Parties as to any indemnification pursuant to this Agreement by the Company; (c) employing legal counsel; (d) paying out of Company funds (or the Indemnification Fund established pursuant to Section 8.05) any legal or other fees and expenses incurred by him on the Company's behalf acting in his capacity as the Company's representative hereunder; and (e) making, executing, acknowledging and delivering all other contracts, orders, receipts, notices, requests, instructions, certificates, letters or other writings and in general doing all things and taking all actions which he, in his discretion, may consider necessary or proper in connection with or to carry out the terms of Section 3.02 and Article VIII of this Agreement as fully as if the Company were a continuing legal entity and was present and acting in its own behalf. This power-of-attorney and all authority conferred hereby is granted and conferred subject to the interests of the Company which is a party to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby. This power-of-attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Company, by the fact that the Company will be merged out of existence pursuant to the terms of this Agreement, or by operation of law, whether by the death, incompetency or incapacity of the Shareholders of the Company or any of them, or by the occurrence of any other event. The Company, and therefore each Shareholder of the Company, agrees, following the Effective Time, to indemnify and hold the Company's representative free and harmless from any and all loss, damage, expense or liability which he (or any successor) may sustain or incur as a result of any action taken or not taken so long as he acts in good faith in his capacity as Company representative hereunder.

         SECTION 8.05. INDEMNIFICATION FUND. (a) Notwithstanding the provisions of Article II of this Agreement, the Exchange Agent shall withhold from payment or exchange to the stockholders of the Company cash and a number of shares of Parent Common Stock equal, in the aggregate, to ten percent (10 %) of the maximum number of shares available for exchange hereunder for a period of one year from the Closing Date. Such withheld shares shall constitute the "Indemnification Fund". Except as provided in this Section 8.05, the shares of Parent Common Stock in the Indemnification Fund shall be held by the Exchange Agent in the name and for the benefit of the stockholders of the Company entitled to receive such shares pursuant to Article II.

                  (b) If, at any time during the one year period following the Closing Date, Parent or any other Indemnified Party shall incur a Loss for which the Company is liable for indemnification under this Article VIII, Parent and the Company shall jointly notify the Exchange Agent of such occurrence and the Exchange Agent shall cause the sale of sufficient shares of Parent Common Stock from the Indemnification Fund (or the payment of sufficient cash from dividends accrued on such shares) to fully compensate the Indemnified Party for such Loss. In making any such payment, the Exchange Agent shall allocate the amount of the payment among all of the stockholders of the Company entitled to receive such shares (or dividends) pursuant to Article II on a pro rata basis.

                  (c) Immediately following the first anniversary of the Closing Date, to the extent that no unresolved notices of claims for indemnification hereunder have been received by the Company, all remaining shares and cash in the Indemnification Fund shall be distributed to the stockholders of the Company entitled to receive such shares (or dividends) pursuant to Article II on a pro rata basis. If, as of such first anniversary of the Closing Date, unresolved notices of claims for indemnification hereunder have been received by the Company, Parent and the Company shall negotiate in good faith for a period not to exceed 20 days to resolves such claims. Any such claims so resolved shall be paid as described above. To the extent any claims remain unresolved following such 20-day negotiation period, all such outstanding claims shall be submitted to an arbitrator jointly selected by Parent and a representative of the stockholders (or, if they should fail to agree on an arbitrator, one appointed by the American Arbitration association) for final, fully-binding (except in the case of fraud or interest on the part of the arbitrator) arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All parties shall use their best efforts to conclude any such arbitration within 30 days of the expiration of the 20-day negotiation period. Upon conclusion of any such arbitration, any claims for which the Company is deemed liable shall be paid as described above and any shares or cash remaining in the Indemnification Account shall be paid out to the stockholders of the Company entitled to receive such shares (or dividends) pursuant to Article II on a pro rata basis.



         ARTICLE IX

         GENERAL PROVISIONS

                  SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive until the first anniversary of the Effective Time. This Section 8.01 shall not limit any covenant or other agreement of the parties which by its terms contemplates performance after such first anniversary of the Effective Time.

                  SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to

                           Sallie Mae, Inc.
                           11600 Sallie Mae Drive
                           Reston, Virginia 20193

                           Attention: Mark A. Olson

                           with a copy to:

                           Sallie Mae, Inc.
                           11600 Sallie Mae Drive
                           Reston, Virginia 20193

                           Attention: Marianne Keler, Esq.


                  (b)      if to the Company, to

                           Electronic Marketing Resource Group, Inc.
                           204 East 25th Street
                           Kearney, Nebraska 68847

                           or at

                           P.O. Box 640
                           Kearney, Nebraska 68848

                           Attention: David T. Waldron, President

                           with a copy to:

                           Cline, Williams, Wright, Johnson & Oldfather
                           1900 U.S. Bank Building
                           233 South 13th Street
                           Lincoln, Nebraska 68508-2095

                           Attention:  Robert J. Routh, Esq.

                  SECTION 9.03.  DEFINITIONS.  For purposes of this Agreement:

                  (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

                  (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition, results of operations or prospects of such party and its subsidiaries taken as a whole, or materially adversely affects the ability of any party to perform its obligations hereunder or to consummate the transactions contemplated hereby;

                  (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

                  (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

Section 4.02.

                  SECTION 9.04. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  SECTION 9.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 9.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Stockholders' Agreement and the Indemnification Agreement
(a)constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Stockholders' Agreement and the Indemnification Agreement and (b)except for the provisions of Article II, are not intended to confer upon any person other than the parties any rights or remedies.

                  SECTION 9.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.08. SEVERABILITY. If any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon determination that a term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a permissible manner.

                  SECTION 9.09. NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver or, or acquiescence in, any breach of any representation, warranty, covenant or other agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  SECTION 9.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.11. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or the State of Virginia or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or the State of Virginia or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or the State of Virginia or a Delaware state court.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    SLM HOLDING CORPORATION


                                    ---------------------------------
                                      Name:
                                      Title:


                                    EMRG ACQUISITION CORPORATION


                                    ---------------------------------
                                      Name:
                                      Title:



                                    ELECTRONIC MARKETING RESOURCE GROUP, INC.


                                    ---------------------------------
                                      Name:
                                      Title:





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